Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Business Outlook for 2019

MECHANICSBURG, PENNSYLVANIA — January 4, 2019 - Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced its business outlook for calendar year 2019.

Select Medical expects consolidated net operating revenues for the full year 2019 to be in the range of $5.2 billion to $5.4 billion.  Select Medical expects net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income/(expense), and equity in earnings/(losses), or Adjusted EBITDA for the full year 2019 to be in the range of $660 million to $700 million.  Select Medical expects fully diluted income per common share for the full year 2019 to be in the range of $0.97 to $1.13.

Select Medical assumed a 25.5% effective tax rate when preparing the above business outlook for 2019. Select Medical assumed total shares outstanding of 135 million when preparing the above business outlook for 2019. This share count includes unvested restricted shares, which have participation rights and are allocated an equitable portion of earnings under the two-class method for calculating income per common share.

The following is a reconciliation of full year 2019 Adjusted EBITDA expectations as computed to the low and high points of the range to the closet comparable GAAP financial measure.  Refer to Select Medical’s most recent Form 10-Q filing for a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation.  Each item presented in the table below is an estimation of full year 2019 expectations (dollars in millions).

	Range
	Low	High
Non-GAAP Measure Reconciliation
Net Income attributable to Select Medical	$132	$153
Net Income attributable to non-controlling interests	56	65
Net Income	188	218
Income tax expense	64	74
Interest expense	200	200
Equity in earnings of unconsolidated subsidiaries	(25)	(25)
Income from operations	427	467
Stock compensation expense	27	27
Depreciation and amortization	206	206
Adjusted EBITDA	$660	$700

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Select Medical is one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. Our reportable segments include the critical illness recovery hospital segment, rehabilitation hospital segment, outpatient rehabilitation segment, and Concentra segment. As of September 30, 2018, Select Medical operated 97 critical illness recovery hospitals in 27 states, 26 rehabilitation hospitals in 11 states, and 1,649 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 525 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At September 30, 2018, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

• changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

• the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

• the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

• a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

• acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

• our plans and expectations related to the acquisition of U.S. HealthWorks by Concentra and our ability to realize anticipated synergies;

• private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

• the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

• shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

• competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

• the loss of key members of our management team could significantly disrupt our operations;

• the effect of claims asserted against us could subject us to substantial uninsured liabilities;

• a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

• other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2017.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation